To the Board of Trustees of the Diversified Investors Funds Group and Shareholders of the Institutional Short Horizon Strategic Allocation Fund, Institutional Short Intermediate Horizon Strategic Allocation Fund, Institutional Intermediate Horizon Strategic Allocation Fund, Institutional Intermediate Long Horizon Strategic Allocation Fund and Institutional Long Horizon Strategic Allocation Fund:

In planning and performing our audits of the financial statements and financial highlights of the Institutional Short Horizon Strategic Allocation Fund, Institutional Short Intermediate Horizon Strategic Allocation Fund, Institutional Intermediate Horizon Strategic Allocation Fund, Institutional Intermediate Long Horizon Strategic Allocation Fund and Institutional Long Horizon Strategic Allocation Fund (collectively the "Funds") (five of the funds constituting the Diversified Investors Funds Group) for the period September 11, 2000 (commencement of operations) through December 31, 2000, we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purposes of expressing our opinion on the financial statements and financial highlights and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgements by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements and financial highlights being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2000.

This report is intended solely for the information and use of management and the Board of Trustees of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

New York, New York
February 19, 2001